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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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Pulte Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
CORPORATE GOVERNANCE
DIRECTOR NOMINATION PROCESS
COMPENSATION OF NAMED EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
ADDITIONAL PROPOSALS REQUIRING YOUR VOTE
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS
AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK TO 400,000,000 SHARES
REAPPROVAL OF THE PERFORMANCE CRITERIA UNDER PULTE’S LONG TERM INCENTIVE PLAN
ELECTION OF DIRECTORS BY A MAJORITY, RATHER THAN PLURALITY, VOTE
OTHER MATTERS

PULTE HOMES, INC.

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our annual meeting of shareholders at the Northfield Hilton Hotel, 5500 Crooks Road, Troy, Michigan, on Thursday, May 12, 2005, at 8:30 a.m., Eastern Time. Following a report on Pulte’s business operations, Shareholders will vote on:

•	The election of three directors for a term of three years.

•	The ratification of the appointment of Ernst & Young LLP as our independent accountants.

•	The approval of an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 shares to 400,000,000 shares.

•	The reapproval of the performance measures for the Pulte Homes, Inc. Long Term Incentive Plan.

•	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

You can vote if you were a shareholder of record at the close of business on March 22, 2005. You may vote by Internet, telephone, written proxy or written ballot at the meeting.

This proxy statement and the enclosed form of proxy, as well as our 2004 annual report, are being mailed to shareholders beginning on April 1, 2005. We encourage you to sign and return the accompanying proxy card in the enclosed envelope or instruct us via the internet or by telephone as to how you would like your shares voted.

By Order of the Board of Directors

DAVID M. SHERBIN
Vice President, General Counsel
and Secretary

Bloomfield Hills, Michigan

April 1, 2005

PROXY STATEMENT

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 12, 2005, beginning at 8:30 a.m., Eastern Time, at the Northfield Hilton Hotel, 5500 Crooks Road, Troy, Michigan. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 1, 2005.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIAL AND THE ANNUAL MEETING:

What am I voting on?

You are voting on five proposals:

      1. The election of three nominees for director for a term of three years:

D. Kent Anderson
John J. Shea
William B. Smith

2.	The ratification of the appointment of Ernst & Young LLP as our independent accountants.

3.	The approval of an amendment to our Articles of Incorporation to increase the number of authorized shares of our Common Stock from 200,000,000, $0.01 par value per share, to 400,000,000, $0.01 par value per share.

4.	The reapproval of the performance measures for the Pulte Homes, Inc. Long Term Incentive Plan.

5.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

What are the voting recommendations of the Board?

The Board recommends the following votes:

•	FOR all of the nominees for director.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent accountants.

•	FOR amending of our Articles of Incorporation to increase the authorized shares of our Common Stock to 400,000,000.

•	FOR reapproval of the performance measures in the Pulte Homes, Inc. Long Term Incentive Plan.

•	AGAINST the shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you have completed and mailed your proxy card and any other matter is properly brought before the meeting, William J. Pulte and Richard J. Dugas, Jr., acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 22, 2005 (the record date), you can give a proxy to be voted at the meeting either:

•	by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the Internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, William J. Pulte and Richard J. Dugas, Jr., acting as your proxies, will vote your shares FOR Items 1, 2, 3 and 4 and AGAINST Item 5.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with EquiServe Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by submitting written notice to the Secretary of the Company. Your notice must be received by the Company by 5:00 p.m. on May 11, 2005; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

The three director nominees receiving the greatest number of votes will be elected. The ratification of the appointment of Ernst & Young as our independent accountants, the reapproval of the performance measures used in our long term incentive plan, and the shareholder proposal each require the affirmative vote of a majority of the votes cast at the meeting. The approval of the amendment to our Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock.

Who will count the vote?

EquiServe Trust Company, N.A. will act as the independent tabulator to receive and tabulate the proxies and as the independent inspector of election to certify the results.

What shares are covered by my proxy card?

The shares covered by your proxy card represent all the Pulte shares you own.

What does it mean if I get more than one proxy card?

It means your shares are held in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, EquiServe Trust Company, N.A., at (877) 282-1168.

Who can attend the annual meeting?

All shareholders of record as of the close of business on March 22, 2005 can attend. Registration will begin at 8:00 a.m., Eastern Time. You may bring your spouse and your children as guests to the meeting. Institutional or entity shareholders are allowed to bring up to three representatives. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the annual meeting?

You should plan to arrive at the Northfield Hilton Hotel at 5500 Crooks Road, Troy, Michigan, on Thursday, May 12, 2005 by 8:00 a.m., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting. If a broker or other nominee holds your shares, bring proof of your ownership with you to the meeting. Bring valid picture identification, such as a driver’s license or passport. If you are a registered shareholder, you must also bring evidence of your ownership, such as a dividend check stub. If your shares are held in “street name,” you must bring a copy of your brokerage statement. If you are an authorized proxy, you must present the proper documentation.

What is the quorum requirement of the annual meeting?

A majority of the outstanding shares on March 22, 2005 constitutes a quorum for voting at the meeting. On March 1, 2005 there were 128,789,362 shares outstanding. If you vote, your shares will be part of the quorum.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. You may not abstain with respect to the election of directors. With respect to the proposals to ratify the appointment of Ernst & Young LLP and to reapprove the performance measures for our Long-Term Incentive Plan and with respect to the shareholder proposal, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved. With respect to the proposal to amend our Articles of Incorporation, an abstention will have the same effect as a vote against the proposal.

How will broker non-votes be treated?

A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Broker non-votes will be treated in the same manner, and have the same effect, as abstentions.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of shares of our common stock beneficially owned as of March 1, 2005 by each of our Directors and each Named Executive Officer, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. The table also includes information about stock options exercisable within 60 days after March 1, 2005, restricted stock, and Pulte common stock held in the 401(k) Plan owned by Directors and Named Executive Officers.

			Exercisable	Percentage of
Directors And Executive Officers	Shares(1)		Stock Options(9)	Outstanding Shares

D. Kent Anderson	17,200		53,418	*

Roger A. Cregg	131,188	(2)	728,058	*

Richard J. Dugas, Jr.	162,264	(3)	125,000	*

Vincent J. Frees	27,098	(4)	175,576	*

Debra J. Kelly-Ennis	7,909	(5)	52,000	*

David N. McCammon	42,600	(6)	32,000	*

Steven C. Petruska	102,599	(7)	41,500	*

William J. Pulte	21,017,060	(8)	0	16.3

Bernard W. Reznicek	6,236		24,000	*

Alan E. Schwartz	42,000		24,000	*

Francis J. Sehn	69,000		12,000	*

John J. Shea	15,400		36,000	*

William B. Smith	7,200		32,000	*

All Directors and Executive Officers as a group (16), including the above	21,674,799		1,574,348	18.05

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the Pulte shares they beneficially own, except as otherwise noted below.

(2)	Includes (i) 66,150 Pulte common shares that Mr. Cregg owns jointly with his wife, (ii) 30,000 shares of restricted stock that are scheduled to vest on December 11, 2006, (iii) 35,000 shares of restricted stock that are scheduled to vest on February 2, 2008, and (iv) 38 shares of Pulte Common Stock held in our 401(k) Plan.

(3)	Includes (i) 22,900 Pulte common shares that Mr. Dugas owns jointly with his wife, (ii) 17,306 Pulte common shares owned in a trust of which Mr. Dugas is a beneficiary, (iii) 50,000 shares of restricted stock that are scheduled to vest on December 11, 2006, (iv) 60,000 shares of restricted stock that are scheduled to vest on February 2, 2008, and (v) 58 shares of Pulte Common Stock held in our 401(k) Plan.

(4)	Includes 5,000 shares of restricted stock of Mr. Frees that are scheduled to vest on December 9, 2007, and (ii) 58 shares of Pulte Common Stock held in our 401(k) Plan.

(5)	Includes 7,309 shares that are owned in a trust of which Ms. Kelly-Ennis is a trustee and a beneficiary.

(6)	These shares are owned in a trust of which Mr. McCammon is a trustee and a beneficiary.

(7)	Includes (i) 26,250 shares of Restricted Stock that vest one-third on each of December 11, 2005, December 11, 2006 and December 11, 2007, (ii) 40,000 shares of Restricted Stock that vest on February 2, 2008, and (iii) 943 shares of Pulte Common Stock held in our 401(k) Plan.

(8)	Includes (i) 20,843,453 Pulte common shares that are owned by various trusts of which Mr. Pulte is a trustee or income beneficiary, (ii) 50,000 shares of restricted stock that are scheduled to vest on December 11, 2006, and (iii) 60,000 shares of restricted stock that are scheduled to vest on February 7, 2008, and (iv) 63,607 shares of Pulte Common Stock held in our 401(k) Plan.

(9)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 1, 2005 pursuant to Pulte’s stock option plans.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that own more than 5% of all outstanding Pulte common shares:

			Percentage of Outstanding
Name and Address of	Beneficial Ownership		Common Stock on
Beneficial Owner	of Common Stock		December 31, 2004

William J. Pulte	21,017,060	(1)	16.4
100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, MI 48304
AXA Financial, Inc.	7,603,222	(2)	6.0
1290 Avenue of the Americas New York, NY 10104
Neuberger Berman, Inc.	7,213,319	(3)	5.6
605 Third Avenue New York, NY 10158

Notes:

(1)	Includes (i) 20,843,453 Pulte common shares that are owned by various trusts of which Mr. Pulte is a trustee or income beneficiary, (ii) 50,000 shares of restricted stock that are scheduled to vest on December 11, 2006, (iii) 60,000 shares of restricted stock that were issued on February 7, 2005 and are scheduled to vest on February 7, 2008, and (iv) 63,607 shares of Pulte Common Stock held in our 401(k) Plan.

(2)	This information is derived from a Schedule 13G filed by AXA Financial, Inc. and certain affiliated entities on February 14, 2005. According to the Schedule 13G, AXA Financial, Inc. and certain affiliated entities have sole voting power over 5,868,495 Pulte common shares, shared voting power over 450,428 Pulte common shares, sole dispositive power over 7,560,466 Pulte common shares and shared dispositive power over 42,756 Pulte common shares.

(3)	This information was furnished to us by Neuberger Berman, Inc. According to Neuberger Berman, Inc., it has sole voting power over 4,445,716 Pulte common shares, shared voting power over 823,400 Pulte common shares and shared investment power over 7,213,319 Pulte common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on Company records and other information, Pulte believes that all SEC filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers, and owners of more than 10% of its common shares were complied with for 2004, and were filed timely.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board and is currently 10. The Board is divided into three classes of directors who have overlapping three year terms. Three current directors have terms expiring at the 2005 annual meeting, and all three nominees have agreed to serve an additional three year term, if elected.

Nominees – to Serve a Three Year Term Expiring at the 2008 Annual Meeting:

D. Kent Anderson

Age:	63

Director since:	2001

Principal Occupation:	Chairman, Beacon Management Corp., Houston, Texas

Recent Business Experience:	Mr. Anderson has served as Chairman of Beacon Management Corp., an investment capital firm, since April 2001. From 1996 until April 2001, Mr. Anderson was an Executive Banking Officer and Special Consultant to the Chairman of Compass Bank.

Outside Directorships:	Sam Houston Race Park, Ltd.

John J. Shea

Age:	67

Director since:	1996

Principal Occupation:	Retired Vice Chairman of the Board of Directors, President and Chief Executive Officer of Spiegel, Inc., Tucson, Arizona

Recent Business Experience:	Mr. Shea served as Vice Chairman of the Board of Directors, President and Chief Executive Officer of Spiegel, Inc., an international multi-channel specialty retailer, from 1985 until 1998.

William B. Smith

Age:	61

Director since:	2001

Principal Occupation:	Advisory Director, Morgan Stanley & Co., Incorporated, Jersey City, New Jersey

Recent Business Experience:	Mr. Smith has been an Advisory Director of Morgan Stanley & Co., Incorporated, an international investment bank, since July 2000. Mr. Smith served as Managing Director and Head of Morgan Stanley Realty from May 1997 until July 2000.

Outside Directorships:	Central Parking Corporation

The Board of Directors recommends a vote “FOR” the election of these three nominees.

Remaining Board of Directors with Current Terms

Directors Continuing to Serve a Three Year Term Expiring at the 2006 Annual Meeting

Debra J. Kelly-Ennis

Age:	48

Director since:	1997

Principal Occupation:	President and General Manager, Saab Cars USA Division of General Motors Corporation, Detroit, Michigan

Recent Business Experience:	Ms. Kelly-Ennis has served as President of Saab Cars USA, a wholly-owned subsidiary of General Motors Europe, since October 2002. Ms. Kelly-Ennis served as General Manager of the Oldsmobile Division of General Motors Corporation from May 2000 until September 2001, and served as Branch Manager of General Motors’ Truck Division from March 1999 until April 2000.

Bernard W. Reznicek

Age:	68

Director since:	2002

Principal Occupation:	President and Chief Executive Officer, Premier Enterprises Inc., Omaha, Nebraska

Recent Business Experience:	Mr. Reznicek has served as President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment, and real estate development company, since April 1993. Mr. Reznicek was also National Director-Special Markets, Central States Indemnity Company, a specialty insurance company that is a member of the Berkshire Hathaway Insurance Group, from January 1997 until January 2003. Mr. Reznicek served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997 and served as Chairman and Chief Executive Officer of Boston Edison, a utility company, from September 1987 to July 1994.

Outside Directorships:	CSG Systems International, Inc. and Central States Indemnity.

Alan E. Schwartz

Age:	79

Director since:	1972

Principal Occupation:	Partner, Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan

Recent Business Experience:	Mr. Schwartz is a Partner in the law firm of Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, which provides legal services to Pulte Homes, Inc.

Outside Directorships:	Detroit Development Ventures, Inc. (general partner of The Detroit Investment Fund, L.P.)

Directors Continuing to Serve a Three Year Term Expiring at the 2007 Annual Meeting

William J. Pulte

Age:	72

Director since:	1956

Principal Occupation:	Founder and Chairman of the Board, Pulte Homes, Inc.

Recent Business Experience:	Mr. Pulte, the founder of Pulte Homes, Inc., has served as Chairman of the Board of Directors since December 2001. Previously, Mr. Pulte served as Chairman of the Executive Committee of the Board of Directors from January 1999 to December 2001, and Chairman of the Board of Directors from January 1991 until January 1999.

Richard J. Dugas, Jr.

Age:	39

Director since:	2003

Principal Occupation:	President and Chief Executive Officer, Pulte Homes, Inc.

Recent Business Experience:	Mr. Dugas has served as President and Chief Executive Officer of Pulte Homes, Inc. since July 1, 2003. Prior to that, he served as Chief Operating Officer of Pulte Homes from May 2002 through June 2003. Mr. Dugas previously served in various management positions with Pulte Homes since 1994, including, most recently, Costal Region President with responsibility for the Georgia, North Carolina, South Carolina and Tennessee operations.

David N. McCammon

Age:	70

Director since:	1997

Principal Occupation:	Senior Partner, Strength Capital Partners, L.L.C., Bloomfield Hills, Michigan

Recent Business Experience:	Mr. McCammon has been Senior Partner of Strength Capital Partners, L.L.C., a private-equity fund, since June 2000. Previously, Mr. McCammon served as Vice President of Finance for Ford Motor Company until his retirement in 1997.

Francis J. Sehn

Age:	86

Director since:	1995

Principal Occupation:	Chairman, The Fran Sehn Company, Bloomfield Hills, Michigan

Recent Business Experience:	Mr. Sehn has served as the Chairman of The Fran Sehn Company, an international engineering and consulting company, since 1954.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies, or is unable to serve for any reason, the Board may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the next annual meeting.

Independence

A majority of the members of our Board of Directors must be independent under the listing standards of the New York Stock Exchange (“NYSE”). The NYSE listing standards provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company. In addition, the NYSE listing standards provide that a director will not be independent if he or she has any of the following relationships:

•	The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

•	A member of the director’s immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

•	The director or an immediate family member of the director received during any 12-month period within the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director is a current partner or employee of the Company’s internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A member of the director’s immediate family (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (iii) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director is, or within the preceding three years has been, employed by another company where any of the Company’s present executives serve on that company’s compensation committee.

•	A member of the director’s immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

•	The director is an executive officer or employee of a company that has made payments to, or received payments from, the Company in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	A member of the director’s immediate family is an executive officer of a company that has made payments to, or received payments from, the Company in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board considered all relevant facts and circumstances in assessing director independence and affirmatively determined that all directors and director nominees are independent within the meaning of the NYSE listing standards, with the exception of William J. Pulte and Richard J. Dugas, Jr., who are Pulte employees, and Alan E. Schwartz, who is a partner with Honigman Miller Schwartz and Cohn LLP, which provides legal services to Pulte and its subsidiaries. In making this determination, the Board considered the employment of a son-in-law of Francis J. Sehn, as a Purchasing Administrator for Pulte’s Great Lakes Division at an annual compensation level of less than $60,000 and determined that his employment does not affect Mr. Sehn’s independence.

COMMITTEES OF THE BOARD OF DIRECTORS

Nominating and
	Audit		Compensation		Governance		Finance
Director Name	Committee		Committee		Committee		Committee

D. Kent Anderson			X				X

Richard J. Dugas, Jr.							X

Debra J. Kelly-Ennis	X				X	*

David N. McCammon	X	*			X		X

William J. Pulte

Bernard W. Reznicek	X		X	*

Alan E. Schwartz							X

Francis J. Sehn			X		X

John J. Shea			X		X

William B. Smith			X				X	*

*	Chair

Audit Committee. The Audit Committee met 12 times in 2004. The Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditor.

The Audit Committee is also responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and pre-approving all audit services to be provided by the independent auditor. The Board of Directors has determined that each of the members of the Audit Committee is independent and financially literate as defined by the NYSE rules, and that David N. McCammon and Bernard W. Reznicek are audit committee financial experts for purposes of the Securities and Exchange Commission’s rules.

Compensation Committee. The Compensation Committee met nine times in 2004. The Compensation Committee is responsible for the review, approval and administration of the compensation and benefit programs for the Chief Executive Officer and the other Named Executive Officers. It also reviews and makes recommendations regarding the Company’s incentive plans and certain other compensation plans, and it exercises the authority of the Board of Directors relating to the Company’s employee benefit plans. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the NYSE rules.

Nominating and Governance Committee. The Nominating and Governance Committee met six times in 2004. The Nominating and Governance Committee is responsible for matters related to the governance of the Company and for developing and recommending to the Board the criteria for Board membership, the selection of new Board members, and the assignment of directors to the Committees of the Board. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications and integrity of both the Board of Directors and the executive officers of the Company. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent as defined by the NYSE rules.

Finance Committee. The Finance Committee met five times in 2004. The Finance Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance Committee also reviews the Company’s long term strategic plans and annual budgets, capital commitments budget, and it reviews the Company’s cash needs and funding plans.

Board Meeting Information

The Board held a total of seven meetings in 2004. Each director attended all of the meetings of the Board.

Pulte encourages its directors to attend each Annual Meeting of our Shareholders, and all of our directors attended last year’s Annual Meeting.

Throughout the year, Pulte held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2005 Pulte will hold at least one executive session of its non-management directors without the participation of management and the non-management director who is not independent under the NYSE rules. The presiding directorship for each executive session of non-management directors is rotated among the non-management directors based on alphabetical order.

Director Compensation

The non-employee directors were paid the following compensation for service as members of the Board of Directors and as members of Board Committees. The directors were also reimbursed for out-of-pocket expenses incurred in attending all Board and Board Committee meetings in 2004.

•	Annual Board Membership fee of $50,000;

•	Annual Committee membership fee of $3,000 for each Board Committee ($8,000 for Committee Chairs);

•	Attendance fee of $1,500 ($2,500 for Committee Chairs), for each Board and Committee meeting they attend; and

•	Annual grant of 8,000 stock options, which vest immediately upon the date of grant, and 1,800 shares of common stock.

Non-employee directors are entitled to defer all or a portion of their cash compensation. Deferred payments are credited with interest at a rate equal to the five year U.S. treasury rate, plus two percent per year. Payments may be deferred for up to eight years, and directors may elect to receive their deferred compensation in a lump sum or in equal annual installments over a period not to exceed eight years.

CORPORATE GOVERNANCE

Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which reflect the principles by which Pulte operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board evaluation, periodic director evaluation, director stock ownership, director nominations, and executive sessions of the independent directors. Pulte’s Governance Guidelines are available for viewing on our website at www.pulte.com.

Available information about Pulte

The following information is available on Pulte’s website at www.pulte.com and in print for any shareholder upon written request to our Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Securities and Exchange Act of 1934
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Governance Committee Charter
•	Code of Ethics (for Covered Senior Officers)
•	Business Practices Policy

•	Corporate Governance Guidelines

DIRECTOR NOMINATION PROCESS

The Nominating and Governance Committee will consider persons recommended by shareholders to be director nominees. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and Pulte’s Governance Guidelines. This includes a review of the person’s judgment, experience, qualifications, independence, understanding of Pulte’s business or other related industries and such other factors as the Committee determines are relevant in light of the needs of the Board of Directors and Pulte. The Board of Directors believes that diversity is also an important goal, and will consider it in reviewing proposed nominees. The Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

You may nominate any person to be elected to the Board of Directors at the 2005 annual meeting by submitting your nominee to our Secretary via email at, or by certified mail, return receipt requested, or by recognized overnight courier, to David M. Sherbin, Vice President, General Counsel, and Secretary, Pulte Homes, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304 (david.sherbin@pulte.com). Your nomination must be received within 10 days after this proxy statement is mailed. You may also recommend any person to be nominated for director at the 2006 annual meeting by written notice to Mr. Sherbin at the same address and in the same manner, which must be received no later than December 2, 2005.

To nominate or recommend a director, your notice must set forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each proposed nominee;

•	any other information relating to each proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended;

•	any other information you believe is relevant concerning each proposed nominee;

•	a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected;

•	whether the proposed nominees are going to be nominated at the annual meeting of shareholders or are only being provided for consideration by the Nominating and Governance Committee;

•	your name and record address;

•	the class or series and number of Pulte common shares which you own of record or beneficially;

•	a description of all arrangements or understandings between you and any other person (naming such person) pursuant to which the nomination is being made by you;

•	if you intend to nominate one or more proposed nominees at the annual meeting of shareholders, a representation that you intend to appear in person or by proxy at the annual meeting to nominate the proposed nominees named in the notice; and

•	any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The individuals named in the following table are Pulte’s Chief Executive Officer and the four next highest paid officers at the end of 2004 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term Compensation

					Awards
		Annual Compensation					Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal				Compensation	Awards	Options/SARs	Payouts	Compensation
Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)(3)	(#)(4)	($)(5)	($)(6)

William J. Pulte	2004	850,000	4,000,000	5,752	4,210,800	-0-	-0-	8,200

Chairman	2003	850,000	3,000,000	788	2,163,500	-0-	-0-	8,000

	2002	700,000	6,000,000	-0-	-0-	-0-	-0-	1,500

Richard J. Dugas, Jr.	2004	750,000	5,020,000	9,500	4,074,000	200,000	880,000	8,200

President and Chief	2003	649,231	3,340,000	832	2,163,500	200,000	560,000	8,000

Executive Officer	2002	300,000	1,940,000	31,088	-0-	180,000	240,000	33,012

Steven C. Petruska* Executive Vice President and Chief Operating Officer	2004	600,000	2,500,000	16,582	2,716,000	100,000	400,000	46,155

Roger A. Cregg	2004	550,000	2,000,000	2,616	2,376,500	90,000	900,000	8,200

Executive Vice	2003	524,808	1,848,000	1,012	1,298,100	80,000	780,000	8,000

President and Chief	2002	450,000	1,284,000	-0-	-0-	241,296	552,000	21,276
Financial Officer

Vincent J. Frees	2004	240,000	435,000	4,295	283,625	15,000	270,000	8,200

Vice President	2003	240,000	380,000	1,188	-0-	30,000	252,000	8,000

and Controller	2002	225,000	319,000	290	-0-	62,780	234,000	1,500

*	Mr. Petruska was appointed Executive Vice President and Chief Operating Officer effective January 1, 2004, prior to which he served as Area and Division President for Nevada and Arizona.

Notes:

(1)	For Mr. Pulte this amount is for reimbursement for the payment of taxes for spousal travel for Company functions. For Mr. Dugas: (i) in 2004, $7,606 is for reimbursement for the payment of taxes related to financial planning, and $1,894 is for reimbursement for the payment of taxes for spousal travel for Company functions; (ii) in 2003, $832 is for reimbursement for the payment of taxes for spousal travel for Company functions; and (iii) in 2002, $22,000 represents interest accrued at a rate of ten percent per annum on the deferred portion of the bonus that Mr. Dugas earned in 1999, and $9,088 represents the reimbursement for the payment of taxes related to relocation expenses. For Mr. Petruska this amount is for reimbursement for the payment of taxes related to relocation expenses. For Mr. Cregg: (i) in 2004, $722 is for reimbursement for the payment of taxes related to financial planning, and $1,894 is for reimbursement for the payment of taxes for spousal travel for Company functions; and (ii) in 2003, $180 is for the reimbursement of taxes related to financial planning, and $832 is for the reimbursement for the payment of taxes for spousal travel for Company functions. For Mr. Frees: (i) in 2004, $2,180 is for the reimbursement of taxes related to financial planning, and $2,115 is for the reimbursement of taxes for spousal travel for Company functions; (ii) in 2003, $269 is for the reimbursement of taxes related to financial planning, and $919 is for the reimbursement of taxes for spousal travel for Company functions; and (iii) in 2002, $290 is for reimbursement of taxes related to financial planning.
(2)	These numbers reflect the value of the shares of restricted stock granted at the time of grant.
(3)	At December 31, 2004, (i) Mr. Pulte owned a total of 50,000 shares of restricted stock worth $3,189,500; (ii) Mr. Dugas owned a total of 50,000 shares of restricted stock worth $3,189,500; (iii) Mr. Petruska owned a total of 26,250 shares of restricted stock worth $1,674,488; and (iv) Mr. Cregg owned a total of 30,000 shares of restricted stock worth $1,913,700, and (v) Mr. Frees owned a total of 5,000 shares of restricted stock worth $283,625. All shares of restricted stock owned by these Named Executive Officers, with the exception of those shares held by Mr. Petruska, vest 100% after three years. Mr. Petruska’s 26,250 restricted shares will vest one- third each on December 11, 2005, 2006 and 2007. All vesting periods are subject to acceleration under certain circumstances. Dividends are paid with respect to the shares of restricted stock.
(4)	These numbers reflect the number of Pulte common shares underlying options granted during each fiscal year, taking into account the effect of the 2-for-1 split of Pulte common shares that occurred on January 2, 2004.
(5)	The amounts shown in 2004 represent payouts made under our LTIP with respect to the January 1, 2002 through December 31, 2004 period. The amounts shown for 2003 represent payouts made under our LTIP with respect to the January 1, 2001 through December 31, 2003 period. The amounts shown in 2002 represent payouts made under our LTIP with respect to the January 1, 2000 through December 31, 2002 period.
(6)	The amounts shown represent matching contributions that we made for each Named Executive Officer under our 401(k) Plan, except as follows: (i) in 2002 for Mr. Dugas, $31,512 represents reimbursement for relocation expenses and $1,500 represents matching contributions we made under our 401(k) Plan; (ii) in 2004 for Mr. Petruska, $37,955 represents reimbursement for relocation expenses and $8,200 represents matching contributions we made under our 401(k) Plan; and (iii) in 2002, for Mr. Cregg, $1,500 represents matching contributions under our 401(k) Plan and $19,776 represents the dollar value attributable to the term insurance and non-insurance benefits associated with the split-dollar life insurance policy we maintained for Mr. Cregg.

Option/ SAR Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of stock options that we made during the fiscal year ended December 31, 2004 to each of the Named Executive Officers:

					Potential Realizable Value
					at Assumed Annual Rates
	Number of	Percentage of Total	Exercise		of Stock Price Appreciation
	Shares	Options Granted to	Price Per
	Underlying	Employees in the	Share	Expiration
Name	Options	Fiscal Year (%)	($/share)	Date	5% ($)	10% ($)

William J. Pulte	—	—	—	—	—	—

Richard J. Dugas, Jr.	200,000	17.87	56.725	12/9/2014	7,134,810	18,081,008

Steven C. Petruska	100,000	8.94	56.725	12/9/2014	3,567,405	9,040,504

Roger A. Cregg	90,000	8.04	56.725	12/9/2014	3,210,664	8,136,454

Vincent J. Frees	15,000	1.34	56.725	12/9/2014	535,111	1,356,076

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table provides information regarding each exercise of stock options during the fiscal year ended December 31, 2004 by each of the Named Executive Officers and the value of unexercised options held by each Named Executive Officer as of December 31, 2004:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at		In-the-Money Options/SARs
	Number of		Fiscal Year-End (#)		at Fiscal Year End Value ($)
	Shares	Value
	Acquired on	Realized
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William J. Pulte	—	—	—	—	—	—

Richard J. Dugas, Jr.	8,000	380,965	137,000	495,000	5,791,061	9,415,475

Steven C. Petruska	—	—	41,500	205,000	1,762,094	3,172,975

Roger A. Cregg	49,750	2,193,975	686,762	316,296	31,409,810	8,175,497

Vincent J. Frees	10,920	531,818	167,796	83,380	7,824,180	2,252,979

Long-Term Incentive Plans — Awards in Last Fiscal Year

The following table provides information that could be paid to each of the Named Executive Officers under our Long-Term Incentive Plan:

			Estimated Future Payouts Under Non-Stock,
			Price-Based Plans
	Number of	Performance or
	Shares, Units	Other Period Until
	or	Maturation	Threshold	Target	Maximum
Name	Other Rights	or Payout	($)	($)	($)

William J. Pulte	(1)	1/01/04 - 12/31/06	$850,000	$1,700,000	$3,400,000

Richard J. Dugas, Jr	(1)	1/01/04 - 12/31/06	$750,000	$1,500,000	$3,000,000

Steven C. Petruska	(1)	1/01/04 - 12/31/06	$300,000	$600,000	$1,200,000

Roger A. Cregg	(1)	1/01/04 - 12/31/06	$275,000	$550,000	$1,100,000

Vincent J. Frees	(1)	1/01/04 - 12/31/06	$72,000	$144,000	$288,000

Notes:

(1)	Under our Long-Term Incentive Plan, which was approved by our shareholders, performance compensation is awarded to each participant based upon pre-established objective performance goals. For the January 1, 2004 through December 31, 2006 performance period, performance compensation will be awarded to each participant based two-thirds upon the achievement of cumulative earnings per share objectives and one-third upon the achievement of average return on equity objectives. These performance thresholds, measuring performance for three consecutive year periods beginning as of each January 1st during the term of the Plan, must be met or exceeded in order for the participants to earn an award. Determination of the performance compensation awarded to each participant in the Plan is to be made as of the end of each three-year period. However, under the terms of the Plan, certain events (including certain change in control events) may trigger an earlier determination or payment date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004, with respect to our shares of common stock that may be issued under our existing equity compensation plans:

Number of Common Shares
Remaining Available for
Future Issuance Under
	Number of Common		Equity Compensation Plans
	Shares to be Issued	Weighted-Average	(excluding Common
	Upon Exercise of	Exercise Price of	Shares Reflected in
	Outstanding Options	Outstanding Options	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	8,849,127(1)	$29.19	8,011,852(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	8,849,127(1)	$29.19	8,011,852(2)

Notes:

(1)	Does not include options to purchase 51,896 shares of Pulte common stock having a weighted average exercise price of $12.31, which were granted in substitution for options to purchase shares of Del Webb Corporation in connection with Pulte’s 2001 acquisition of Del Webb.
(2)	Of this number, up to 3,450,662 shares remain available for “full value awards,” including restricted shares, restricted stock units and performance shares.

Certain Relationships and Related Transactions

Timothy Moskalik, a son-in-law of William J. Pulte, the Chairman of our Board of Directors, was employed as a Project Manager for Pulte’s Phoenix Market in 2004. Mr. Moskalik’s compensation in 2004 was approximately $100,000. In addition, one of our directors, Alan E. Schwartz, is a partner with Honigman Miller Schwartz and Cohn LLP, which provides legal services to Pulte and its subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of five directors, all of whom meet the independence standards contained in the NYSE rules and operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for the review, approval and administration of the compensation and benefit programs for our executive officers. The Company’s overall compensation philosophy applicable to executive officers is to provide a compensation program that is intended to attract and retain qualified executives for Pulte and to provide them with incentive to achieve our strategic, operational and financial goals and increase shareholder value. Key principles of our executive compensation philosophy include:

•	Total compensation levels will generally be competitive with our direct competitors within the homebuilding industry, as well as general industry companies of similar size and complexity.
•	Our compensation programs will align the short and long-term interests of executives with those of shareholders.

•	A significant portion of total compensation will be delivered through performance-based, variable pay programs.
•	Our compensation programs will encourage executives to own substantial amounts of our shares.

The principal elements of the compensation program consist of base salary, annual incentives and long-term incentives in the form of stock options, restricted stock awards, and performance cash awards. The Committee annually reviews the reasonableness of total compensation levels and mix using public information available from comparable proxy statements and information from compensation surveys. We believe that compensation decisions are complex and require a deliberate review of Company performance and industry compensation levels. While we factor peer compensation levels and practices into our compensation decisions, we do not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies, including the companies in our peer-group identified in our Total Cumulative Return Stock Chart. The Compensation Committee has engaged the executive compensation consulting firm of Pearl Meyer & Partners to provide independent review and recommendations regarding compensation matters.

Salaries. The Compensation Committee determines the appropriateness of executives’ salaries by considering the responsibilities of their positions, their individual performance and tenure, and by comparison to the salary levels of executives in similarly-situated companies. Salary increases are considered annually and are based upon both individual and Company performance in the prior year.

Bonuses. The Compensation Committee’s policy is to provide a significant portion of executive officer compensation through annual bonuses as incentives to achieve our financial and operational goals and to increase shareholder value. Bonus arrangements for our executive officers are intended to make a substantial portion of each executive officer’s compensation dependent on Pulte’s overall performance, linking executive compensation to shareholder value creation. In determining 2004 bonuses for Pulte’s executive officers, we:

•	Reviewed the Company’s financial and operational performance, including closings, revenue and earnings per share growth, return on equity, return on invested capital and economic profit (on an absolute basis, year to year and compared to competitor performance);
•	Reviewed the Company’s financial performance versus pre-established performance goals;
•	Reviewed survey and proxy statement data regarding our peer companies for purposes of monitoring executive officer compensation levels relative to similar jobs in the marketplace; and
•	Reviewed the historical pay levels of our executive officers, as well as compensation trends within the home-building industry.

We determined incentive compensation based upon a subjective process, considering the factors noted above. We believe the Company’s performance in 2004 was outstanding, and considered this in determining bonus levels for executive officers. We discuss the Company’s performance more fully below under “2004 Compensation Decisions Regarding Richard J. Dugas, Jr.”. We also considered the advice and guidance of Pearl Meyer & Partners in determining whether the levels and types of compensation were appropriate.

The Compensation Committee certified that Pulte’s financial results for 2004 satisfied the performance goals established for 2004 under Pulte’s Senior Management Annual Incentive Plan. After considering all of the factors set forth above, we awarded bonuses to Pulte’s executive officers below the maximum amount yielded by the application of the incentive compensation formula contained in the Plan. The Compensation Committee determined to pay a portion of the incentive awards in cash and a portion in restricted shares, for the Named Executive Officers, other than Mr. Frees, who was not a participant in the Senior Management Annual Incentive Plan.

Long-Term Compensation. In order to provide management with incentive to achieve our long-term growth and profitability goals, in 2000 the Compensation Committee and the Board approved a Long-Term Incentive Plan for key employees of Pulte and its subsidiaries. The Long-Term Incentive Plan was approved by our shareholders at our 2000 annual meeting of shareholders. Under the Long-Term Incentive Plan, performance compensation is awarded to each participant based upon the level of achievement of pre-established objective performance goals. For the January 1, 2002 through December 31, 2004 performance period, award opportunities were based two-thirds upon the achievement of cumulative earnings per share objectives and one-third upon the achievement of average return on equity objectives.

Stock Options. The Compensation Committee’s policy is to award stock options to our officers in amounts reflecting the participant’s position and ability to influence our overall performance. Options are intended to provide participants with a significant incentive to make contributions to our long-term performance and growth, to join the interests of participants with the interests of our shareholders and to attract and retain qualified employees. The Compensation Committee’s policy has generally been to grant options with a term of 10 years to provide a long-term incentive, and to fix the exercise price of the options at or in excess of the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price.

2004 Compensation Decisions Regarding Richard J. Dugas, Jr. We determined compensation for Mr. Dugas, our President and Chief Executive Officer, based upon the criteria and factors noted above relating to all executive officers. We evaluated his performance based upon the Company’s overall performance, as well as Mr. Dugas’ performance relative to pre-determined individual objectives. We also compared his total compensation to that of Pulte’s key peers, which are listed in our Five-Year Cumulative Total Return graph on page 23.

The Compensation Committee increased Mr. Dugas’ salary from $750,000 to $850,000 for fiscal 2005. The Compensation Committee approved a $9,094,000 bonus for Mr. Dugas for 2004, pursuant to Pulte’s Senior Management Annual Incentive Plan. The Compensation Committee determined that $5,020,000 of the bonus was to be paid in cash and $4,074,000 was to be paid in restricted shares, vesting after three years. The Compensation Committee also approved the grant of 200,000 stock options to Mr. Dugas.

Mr. Dugas’ compensation reflects the Company’s strong financial and operating performance in 2004, including:

•	Revenue growth of 30% over 2003 to $11.7 billion
•	Earnings per share from continuing operations grew 56% from $4.93 in 2003 to $7.67 in 2004

•	2004 income from continuing operations of $998 million increased 61% over 2003 income from continuing operations of $619.2 million.
•	Return on average equity increased from 20.6% in 2003 to 25.3% in 2004.
•	Return on invested capital increased from 13.5% in 2003 to 16.6% in 2004.
•	The Company received the first ever Platinum Award from J.D. Power and Associates for excellence in customer service among the nation’s largest homebuilders

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers, and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

We believe that stock options currently outstanding or subsequently granted under our existing stock option plans comply with the performance based compensation exemption from the deduction limited of Section 162(m). We intend to structure future stock option grants in a manner that complies with this exemption. We believe that payments made under the Long-Term Incentive Plan and the Senior Management Annual Incentive Plan also comply with the exemption.

Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable Pulte to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

Members of the Compensation Committee

Bernard W. Reznicek, Chair
D. Kent Anderson
Francis J. Sehn
John J. Shea
William B. Smith

PERFORMANCE GRAPH

The following line graph compares for the fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004 (a) the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on Pulte’s common shares, with (b) the cumulative total return of the Standard & Poor’s 500 Stock Index, and with (c) the cumulative total return on the common stock of publicly-traded peer issuers we deem to be our principal competitors in the homebuilding line of business (assuming dividend reinvestment and weighted based on market capitalization at the beginning of each year):

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG PULTE HOMES, INC. S&P 500 INDEX AND PEER INDEX
Fiscal Year Ended December 31, 2004
Assumes Initial Investment of $100

	1999	2000	2001	2002	2003	2004

PULTE HOMES INC.	100.00	188.62	200.54	215.63	422.57	578.06

S&P 500 Index - Total Return	100.00	90.90	80.10	62.39	80.29	89.02

PEER Only**	100.00	179.95	247.01	246.57	535.55	698.57

*	Assumes $100 invested on December 31, 1999, and the reinvestment of dividends.

**	Includes Centex Corporation, D.R. Horton Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, The Ryland Group, Inc., Standard Pacific Corporation and Toll Brothers, Inc.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three directors, all of whom meet the independence standards contained in the NYSE rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

Pulte management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP (“Ernst & Young”), are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

Auditor Independence

During the last year, the Audit Committee met and held discussions with management and Ernst & Young. The Audit Committee reviewed and discussed with Pulte management and Ernst & Young the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.

Ernst & Young submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young to the Company is compatible with maintaining the independence of Ernst & Young, and the Audit Committee concluded that the independence of Ernst & Young is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Members of the Audit Committee

David N. McCammon, Chair
Debra J. Kelly-Ennis
Bernard W. Reznicek

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by Ernst & Young during those periods.

	2004	2003

Audit(1)	$2,355,331	$1,518,269
Audit-Related(2)	67,459	200,133
Tax(3)	298,951	642,269
All Other(4)	—	—

	$2,721,741	$2,360,671

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and providing comfort letters in connection with debt financings.

(2)	Audit-related services consisted principally of audits of employee benefit plans, preparation and readiness for compliance with the Sarbanes-Oxley Act, assistance with interpretation of accounting standards and accounting consultations.

(3)	Tax services consisted principally of assistance with tax compliance, the preparation of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young to perform any other services during the years ended December 31, 2004 and 2003.

Audit Committee Preapproval Policies

In addition, the Audit Committee adopted strict guidelines and procedures on the use of Ernst & Young to provide any services, including advance Audit Committee approval of any services. The Audit Committee approves the annual audit services and fees at the July Audit Committee meeting when it reviews the Ernst & Young audit plan for the current year. Effective January 1, 2004, for any non-audit services to be rendered by Ernst & Young, the Audit Committee will grant pre-approval of any routine accounting and tax consultation matter provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related or tax service, the Audit Committee will review each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young to perform the service. All engagements are approved at regularly scheduled meetings of the Audit Committee.

ADDITIONAL PROPOSALS REQUIRING YOUR VOTE

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP as Pulte’s independent public accountants for 2005, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent public accountants if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent public accountants without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2004 and 2003 are disclosed on page 25.

Ernst & Young LLP served as our independent public accountants during 2004 and has served as our independent public accountants for many years. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as Pulte’s independent accountants for 2005.

PROPOSAL THREE

AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE

OUR AUTHORIZED SHARES OF COMMON STOCK TO 400,000,000 SHARES

Article III of our Articles of Incorporation presently authorizes 200,000,000 shares of Common Stock, $0.01 par value per share, and 25,000,000 shares of Preferred Stock, $0.01 par value per share. As of March 1, 2005, none of the shares of Preferred Stock had been issued and 128,789,362 shares of Common Stock were issued and outstanding, with 16,912,875 additional shares of Common Stock reserved for issuance pursuant to equity incentive plans.

Our Board of Directors has proposed an amendment to Article III of our Articles of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000.

The approval of this proposed amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders, as of the Record Date, of a majority of the outstanding shares of Common Stock.

If our shareholders approve the proposal, newly authorized shares of Common Stock will be available for issuance by our Board of Directors for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. We do not anticipate that we would seek authorization from the shareholders for issuance of such additional shares unless required by applicable law or regulation. Any additional shares, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

One of the effects of the amendment, if adopted, however, may also be to enable our Board of Directors to render it more difficult to, or discourage an attempt to, obtain control over us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. Our Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (including private placements) in which the number of outstanding shares of our stock would be increased and would thereby dilute existing shareholders. There are no existing arrangements, understandings or plans for the issuance of any such additional shares for anti-takeover purposes. In addition, since our shareholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares would dilute the interests of our current shareholders.

The Board of Directors recommends a vote “FOR” approval of the proposal to amend Article III of our Articles of Incorporation.

PROPOSAL FOUR

REAPPROVAL OF THE PERFORMANCE CRITERIA UNDER

PULTE’S LONG TERM INCENTIVE PLAN

We are asking our shareholders to reapprove the performance measures for the Company’s Long Term Incentive Plan (the “Plan”). At the 2000 Annual Meeting of Shareholders, the shareholders approved the Plan, which provides incentive award opportunities to Pulte’s management based upon financial performance over three-year, overlapping performance cycles. Pulte is requesting shareholders to reapprove the performance measures for the Plan so that we may maintain tax deductibility for awards paid to named executive officers. We are not amending or altering the Plan in any way.

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation in excess of $1 million per year for named executive officers, unless such compensation qualifies as “performance based compensation” under the Code. Various requirements must be satisfied in order for compensation to qualify as performance-based within the meaning of Section 162(m). One such requirement is that the compensation must be paid based upon the attainment of performance goals established by a committee of independent board members. The Company’s Compensation Committee, comprised of independent directors, administers the Plan and is responsible for selecting the Plan’s participants, establishing the performance goals, certifying that the performance goals are met and approving payouts under the Plan. The goals established by the Compensation Committee must be based upon performance measures approved by shareholders. In order for compensation paid under the Plan to qualify as performance-based compensation, shareholders must reapprove the performance measures every five years.

In approving the 2000 Plan, shareholders approved the use of cumulative earnings per share and average return on equity as the performance measures for the Plan, and it is proposed that these performance measures be approved. If the shareholders approve the proposal, awards made under the Plan will continue, assuming other conditions are met, to be eligible for treatment as “performance-based compensation” within the meaning of Section 162(m) and will be tax deductible to the Company. If shareholders do not approve this proposal, then any incentive awards payable to our chief executive officer and four other most highly compensated executive officers will not be eligible for treatment as performance-based compensation under Section 162(m).

The maximum incentive award payable for each three-year performance cycle may not exceed $5 million for any participant.

The benefits to be paid under the Plan for each performance cycle depend on the level of achievement of pre-determined earnings per share and return on equity goals and are therefore not determinable. The benefits paid to our Named Executive Officers under the Plan for the January 1, 2002 through December 31, 2004 performance cycle are disclosed under the LTIP payouts column in the Summary Compensation Table on page 15. Our named executive officers as a group received $2,500,000 and our other management employees, who are not Named Executive Officers received $2,300,000.

The Board of Directors recommends a vote “FOR” reapproval of the performance measures under Pulte’s Long Term Incentive Plan.

PROPOSAL FIVE

ELECTION OF DIRECTORS BY A MAJORITY,

RATHER THAN PLURALITY, VOTE

The Sheet Metal Workers’ National Pension Fund, which owns approximately 3,900 shares, submitted the following proposal:

Resolved: That the shareholders of Pulte Homes, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Michigan and presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the Board of Directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The shareholders of the largest public corporations in America elect their Boards of Directors by plurality vote. This methodology is known to and understood by shareholders, and used by corporations that have been identified as leaders in corporate governance reforms.

The proposal’s accompanying statement asserts that the proposed change to a majority vote standard is “timely” and “will strengthen the Company’s governance and the Board.” The Board of Directors believes that this assertion is without merit. In each of the last five years, every director nominee has received the affirmative vote of more than 90% of the shares entitled to vote and present in person or by proxy at the annual meeting of the shareholders. As a result, changing the Company’s plurality voting requirement to the voting requirement that has been proposed would have had no effect on the outcome of our election process during the past five years. Moreover, the Company’s Board of Directors has historically been comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of standards recently adopted by the New York Stock Exchange. Each of these directors was elected by plurality vote. Since the Company’s shareholders have a history of electing highly qualified, independent directors under the current plurality system, a change in the voting requirement is not necessary to improve our corporate governance processes.

The Board of Directors also believes that the Company’s plurality voting requirement for the election of directors is fair and impartial. The nominees who receive the most votes cast for the number of directors to be elected will be elected to the Board, whether the candidate is nominated by the Board of Directors or by a shareholder. For example, a shareholder nominee could be elected under the current standard if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the Board. If the proposal were adopted, a shareholder nominee might fail to win election to the Board even if such person received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.

Although the proposal, on its face, is deceptively simple, even the proponent acknowledges that the majority vote standard raises complicated issues in its implementation. The proponent states that “the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.” Although the proponent appears to recognize certain of the complexities associated with a majority vote standard, the proponent does not address these complexities. For example, if a director nominee were to receive a plurality, but not a majority, of the votes casts, the

Board of Directors would be required to decide whether to appoint a successor, which would be less democratic as a governance matter, expend the funds to hold a special meeting to elect a successor or, if the nominee were an existing director, permit the director to remain in office until the next annual meeting of shareholders. Moreover, the proponent does not appreciate that it is particularly difficult to establish a completely revised voting standard at a time when the Securities and Exchange Commission is considering new rules regarding security holder director nominations (Release No. 34-48626). In the Release, the Securities and Exchange Commission drafted the proposed rules assuming in most cases plurality voting would apply. In fact, the Securities and Exchange Commission was seeking comments regarding the potential issues which would arise in an election where a company’s governing instruments provided for other than plurality voting.

The system of plurality voting, which the proponent seeks to replace, not only has long been the accepted system among companies comparable to the Company, but it is also the default system under the laws of the state of Michigan. Even if the Company were to take steps to try to implement a variation of the majority vote standard, Michigan corporate law would require the Company to amend its articles or incorporation to effect such a change. At this time, the Board of Directors believes that the Company should continue a voting system that is well understood.

The Board of Directors recommends a vote “AGAINST” this proposal.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report and proxy statement, you may contact EquiServe Trust Company, N.A. and inform it of your request by phone at 877-282-1168, or by mail at EquiServe Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010.

Proxy solicitation cost

We hired The Altman Group to assist in the distribution of proxy materials. The fee is expected not to exceed $3,000, plus reasonable out-of-pocket expenses. Pulte will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals due for the 2006 annual meeting

To be included in our proxy statement for next year’s annual meeting, shareholder proposals must be in writing and received by Pulte by December 2, 2005. Shareholder proposals must be sent to David M. Sherbin, our Vice President, General Counsel, and

Secretary, either via email at david.sherbin@pulte.com, or by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

David M. Sherbin Vice President, General Counsel and Secretary Pulte Homes, Inc. 100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, Michigan 48304

Shareholder proposals that are intended to be presented at our 2006 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be made in writing and sent to Mr. Sherbin either via email at the above email address or by certified mail, return receipt requested, or recognized overnight courier at the above mailing address, and must be received by Pulte by February 15, 2006. If we do not have notice of the proposal by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Communicating with the Board

You may communicate directly with the Board of Directors by writing to our Secretary. You should indicate on the outside of the envelope that your communication is intended for the Board of Directors, or for any of Pulte’s non-management directors. Each communication intended for the Board of Directors and received by our Secretary will be promptly forwarded to the specified party.

By Order of the Board of Directors

DAVID M. SHERBIN
Vice President, General Counsel
and Secretary

April 1, 2005

PULTE HOMES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTE HOMES, INC.
ANNUAL MEETING OF SHAREHOLDERS — MAY 12, 2005

The undersigned authorizes each of William J. Pulte and Richard J. Dugas, Jr., with full power of substitution and resubstitution, to represent and vote the undersigned’s stock as his, her or its proxy at the annual meeting of Pulte’s shareholders to be held on May 12, 2005, and at any adjournments thereof.

The shares represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR Proposals (1), (2), (3), and (4) below, and AGAINST Shareholder Proposal (5) below:

(1)	the election of the nominees for director listed on the reverse side of this proxy card;

(2)	to ratification of the appointment of Ernst & Young LLP as Pulte Homes’ independent accountants for the fiscal year ending December 31, 2005;

(3)	to approval of an amendment to the Articles of Incorporation;

(4)	to reapproval of the performance measures in the Pulte Homes, Inc. Long Term Incentive Plan;

(5)	a proposal by a shareholder requesting the election of directors by a majority, rather than plurality, vote.

PLEASE MARK, DATE AND SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PULTE HOMES, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

PULTE HOMES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTE HOMES, INC.
ANNUAL MEETING OF SHAREHOLDERS — MAY 12, 2005

The undersigned authorizes each of William J. Pulte and Richard J. Dugas, Jr., with full power of substitution and resubstitution, to represent and vote the undersigned’s stock as his, her or its proxy at the annual meeting of Pulte’s shareholders to be held on May 12, 2005, and at any adjournments thereof.

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZPHK41

	Please mark	#PHM
☒	votes as in
this example.

1.	To elect three directors to serve for a term of three years expiring in 2008:

	Nominees:	(01)	D. Kent Anderson
		(02)	John. J. Shea
		(03)	William B. Smith

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐ _____________________________
FOR ALL EXCEPT FOR AS NOTED ABOVE.

Signature:	Date:

2.	To ratify the appointment of Ernst & Young LLP as Pulte Homes’ independent accountants for the fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of Pulte Homes’ Common Stock from 200,000,000, $0.01 par value per share, to 400,000,000, $0.01 par value per share.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To reapprove the performance measures in the Pulte Homes, Inc. Long Term Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	A proposal by a shareholder requesting the election of directors by a majority, rather than plurality vote.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

The undersigned acknowledges receipt of the notice of the annual meeting of Pulte’s shareholders, the related proxy statement and the Annual Report for 2004.

The undersigned revokes any proxy or proxies previously given to vote such stock. The undersigned ratifies and confirms any actions that the persons holding the undersigned’s proxy, or their substitutes, by virtue of this executed card take in accordance with the proxy granted hereunder. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, insurers, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date: